ABN AMRO Funds

File No.: 811-8004

EXHIBIT TO ITEM 77O

Transactions Effected Pursuant To Rule 10f-3

Offering	Participating Fund(s)	Date of Offering	Underwriter from whom Purchased	Affiliated Underwriter	Other Underwriter Syndicate Members	Aggregate Purchase Amount	Aggregate Offering Size	Purchase Price	Commission or Spread
Wind Acquisition	ABN AMRO High Yield Bond Fund	2/15/06	Deutsche Bank	ABN AMRO Inc.	N/A	$1,000,000	$150,000,000	$105.5	$4,125,000 or 2.75%
PH Glatfelter	ABN AMRO High Yield Bond Fund	4/25/06	Credit Suisse	ABN AMRO Inc.	PNC Bank and Suntrust	$500,000	$200,000	$100	$3,000,000 or 1.5%